Exhibit 99.1
Mission ProduceTM Announces Fiscal 2023 Fourth Quarter Financial Results
OXNARD, Calif. -- December 21, 2023 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (Nasdaq: AVO) (“Mission” or the “Company”), a world leader in sourcing, producing, and distributing fresh Hass avocados with additional offerings in mangos and blueberries, today reported its financial results for the fiscal fourth quarter ended October 31, 2023.
Fiscal Fourth Quarter 2023 Financial Overview:
•Total revenue increased 8% to $257.9 million compared to the same period last year driven by a 8% increase in average per-unit avocado selling prices, partially offset by a 4% decrease in avocado volume sold
•Net income of $4.0 million, or $0.06 per diluted share, compared to net loss of $(42.0) million, or $(0.59) per diluted share, for the same period last year, which included a non-cash charge of $49.5 million related to goodwill impairment
•Adjusted net income of $7.5 million, or $0.11 per diluted share, compared to $9.2 million, or $0.13 per diluted share, for the same period last year
•Adjusted EBITDA of $17.3 million, compared to $17.2 million in the period year period
Full Year 2023 Financial Overview:
•Total avocado volume sold increased by 12% to 654.4 million pounds
•Total revenue was $953.9 million compared to $1.05 billion last year; despite volume growth as a result of lower average per-unit avocado sales prices; lower pricing and higher avocado volume sold in the current year were driven by higher industry supply out of Mexico in the current year after experiencing supply limitations in the previous fiscal year
•Net loss of $(2.8) million, or $(0.04) per diluted share, compared to $(34.6) million, or $(0.49) per diluted share last year
•Adjusted net income of $13.3 million, or $0.19 per diluted share, compared to $18.5 million, or $0.26 per diluted share last year
•Adjusted EBITDA increased 2% to $48.4 million compared to $47.6 million last year
•Owned exportable avocado production volume decreased 9% to 107 million pounds for the 2023 harvest season; volume was negatively impacted by weather-related events in the current year
CEO Message
Steve Barnard, CEO of Mission, commented, “Our fourth quarter results saw improved top and bottom-line performance driven by strength in our Marketing and Distribution segment, further supported by substantial growth in our emerging Blueberries segment. However, continued weather-related challenges in Peru resulted in quality issues towards the latter end of the season and lower than expected volumes, both of which impacted our International Farming segment performance. Because we set our fixed price contracts with customers and market allocation prior to experiencing these weather-related events, we were limited in our ability to generate the seasonal increase in adjusted EBITDA that we would typically expect in the fourth quarter.”
Mr. Barnard continued, “Looking ahead to 2024, we expect to realize improved pricing in our International Farming segment given adjustments we’ve made to our marketing strategy following this past year’s experience, which we believe will create a more constructive backdrop for our International Farming segment performance next year. In the meantime, we remain intensely focused on advancing cost control measures and reallocating resources to maximize efficiency. We believe that with anticipated improvements in operating cash flow and declining capital expenditure needs, we are in a great position to enhance our capital structure in the year ahead. We continue to focus our organization’s efforts on supporting long-term consumption growth trends globally and providing the market with consistent year-round supply of avocados on a global scale— a capability that is unique to

Exhibit 99.1
Mission Produce. We are also excited about accelerating and advancing our burgeoning mango program and seeing the continued success of our Blueberries segment.”
Fiscal Fourth Quarter 2023 Consolidated Financial Review
Total revenue for the fourth quarter of fiscal 2023 increased $19.9 million or 8% compared to the same period last year driven primarily by higher average per-unit avocado sales prices, partially offset by lower avocado volume sold. Revenue growth was further supported by strong performance in the Company’s Blueberries segment, which increased by 88%.

Gross profit increased $0.9 million in the fourth quarter of fiscal 2023 compared to the same period last year, to $27.8 million and gross profit percentage decreased 50 basis points, to 10.8% of revenue. The Company’s Marketing & Distribution segment experienced 49% growth in gross profit versus the same period last year driven by strong per-unit margins on Mexican and Californian avocados. Gross profit also benefited from higher volumes and elevated pricing within the Blueberries segment. On the contrary, the International Farming segment experienced a significant decline in gross profit due to lower volume and lower pricing on avocados sold from Company-owned farms. The lower volume and pricing conditions were driven by quality issues and a compressed Peruvian harvest season that was brought about by El Niño-related weather events.
Selling, general and administrative expense (“SG&A”) for the fourth quarter increased $1.1 million or 6% compared to the same period last year primarily due to $1.3 million in executive severance charges, a $0.3 million increase in stock-based compensation, and additional labor to support the developing U.K. business. Excluding these items, the Company made progress on its goal to reduce controllable expenses during the fourth quarter.
Net income for the fourth quarter of fiscal 2023 was $4.0 million, or $0.06 per diluted share, compared to net loss of $(42.0) million, or $(0.59) per diluted share, for the same period last year, which included a non-cash charge of $49.5 million related to goodwill impairment within the International Farming segment. Non-operating items also contributed to the year-over-year change in net income and included higher interest expense in the current quarter associated with rising interest rates.
Adjusted net income for the fourth quarter of fiscal 2023 was $7.5 million, or $0.11 per diluted share, compared to $9.2 million, or $0.13 per diluted share, for the same period last year.
Adjusted EBITDA was $17.3 million for the fourth quarter of fiscal 2023, a 1% increase compared to $17.2 million in the period year period, as stronger gross profit performance from the Marketing & Distribution and Blueberries segments was largely offset by lower volumes and pricing within the International Farming segment.
Fiscal Fourth Quarter Business Segment Performance
Marketing & Distribution
Net sales in the Marketing & Distribution segment increased 7% to $236.2 million for the quarter, due to an 8% increase in average per-unit avocado sales prices, partially offset by a 4% decrease in avocado volume sold.
Segment adjusted EBITDA increased $6.8 million or 170% to $10.8 million, primarily due to the impact of higher per-unit gross margins, partially offset by lower avocado volume sold.
International Farming
The vast majority of fruit sales from the International Farming segment are to the Marketing and Distribution segment, with the remainder of revenue largely derived from services provided to third parties and the Blueberries segment. Affiliated sales are concentrated in the second half of the fiscal year in alignment with the Peruvian avocado harvest season, which typically runs from April through September of each year. As a result, adjusted EBITDA for the International Farming segment is generally concentrated in the third and fourth quarters of the fiscal year in alignment with the timing of sales.
Total segment sales in the International Farming segment increased by 1% in the fourth quarter of fiscal 2023 compared to the same period last year. Reported segment sales were distorted by a change in the phasing of segment revenue recognition versus the prior year to align with the timing of avocado sales to customers, which is consistent with the timing of profit recognition, as opposed to the harvest timing in Peru. As such, the reported segment growth is contrary to the fundamental drivers that resulted in a decline of segment sales via a combination of lower avocado volume sold from Company-owned farms and lower realized pricing.
Segment adjusted EBITDA decreased $11.1 million or 91% to $1.1 million, due primarily to lower gross profit resulting from lower volume and lower pricing on avocados sold from Company-owned farms in Peru.

Exhibit 99.1
Blueberries
Net sales in the Blueberries segment increased $9.1 million or 88% compared to the same period last year primarily due to higher pricing driven by lower industry supply, as well as a 29% increase in volume due to an earlier harvest start and the commencement of new production of premium varieties.
Segment adjusted EBITDA increased $4.4 million or 440% driven by higher pricing and volume.
Balance Sheet and Cash Flow
Cash and cash equivalents were $42.9 million as of October 31, 2023 compared to $52.8 million as of October 31, 2022.
Net cash provided by operating activities was $29.2 million for the year ended October 31, 2023 compared to $35.2 million last year. The change was primarily driven by weaker operating performance within the International Farming segment and working capital growth. Within working capital, unfavorable changes in accounts receivable and accounts payable and accrued expenses were largely offset by favorable changes in inventory and other receivables. Trade accounts receivable were impacted by higher avocado sales prices as well as higher blueberry volumes and pricing, the former of which includes balances outstanding at the new U.K. entity which commenced operations this fiscal year. At the International Farming segment, the earlier completion of the avocado season compared to prior year correlated with unfavorable changes in accounts payable and accrued expenses and conversely, favorable changes in on-hand inventory of Company-owned fruit and reductions in other assets from acceleration of VAT refunds.
Capital expenditures were $49.8 million for the fiscal year ended October 31, 2023, compared to $61.2 million last year. Expenditures in the current year were concentrated in pre-production avocado orchard maintenance in Guatemala and Peru, and construction costs on the Company’s new distribution facility in the United Kingdom. Capital expenditures also included spend related to irrigation installation and early-stage plant cultivation for the Blueberries operation of $12.9 million in the current year and $6.9 million in the prior year.
Outlook
For the first quarter of fiscal year 2024, the Company is providing the following avocado industry outlook that will drive performance:
•Industry volumes are expected to be slightly lower in the fiscal 2024 first quarter versus the prior year period due to expectations for a lighter Mexican harvest resulting at least in part to smaller fruit sizing.
•Pricing is expected to be slightly lower on a sequential basis, but higher on a year-over-year basis by approximately 15% compared to the $1.14 per pound average experienced in first quarter of fiscal 2023.
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its fourth quarter of fiscal 2023 financial results today at 5:30 p.m. ET. The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through January 4, 2024 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13742683.
The live audio webcast of the conference call will be accessible in the News & Events section on the Company's Investor Relations website at https://investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.
Mission Produce adjusted net income (loss) refers to net income (loss) attributable to Mission Produce, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), farming costs for nonproductive orchards (which represents land lease costs), certain noncash and nonrecurring ERP costs, transaction costs, amortization of inventory adjustments and intangible asset recognized from business combinations, further adjusted by any special, non-recurring, or one-time items such as remeasurement, impairment or discrete tax charges that are distortive to results, and tax effects of these items, if any, and the tax-effected impact of these non-GAAP adjustments attributable to noncontrolling interest, allocable to the noncontrolling owners based on their percentage of ownership interest.

Exhibit 99.1
Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by asset impairment and disposals, net of insurance recoveries, farming costs for nonproductive orchards (which represents land lease costs), certain noncash and nonrecurring ERP costs, transaction costs, amortization of inventory adjustments recognized from business combinations, and any special, non-recurring, or one-time items such as remeasurements or impairments, and any portion of these items attributable to the noncontrolling interest, all of which are excluded from the results the CEO reviews uses to assess segment performance and results.
Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the table at the end of this press release.
About Mission Produce, Inc.
Mission Produce is a global leader in the worldwide avocado business with additional offerings in mangos and blueberries. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and currently services retail, wholesale and foodservice customers in over 25 countries. The vertically integrated Company owns and operates four state-of-the-art packing facilities in key growing locations globally, including California, Mexico and Peru and has additional sourcing capabilities in Chile, Colombia, the Dominican Republic, Guatemala, Brazil, Ecuador, South Africa and more, which allow the company to provide a year-round supply of premium fruit. Mission’s global distribution network includes strategically positioned forward distribution centers across key markets throughout North America, China, Europe, and the UK, offering value-added services such as ripening, bagging, custom packing and logistical management. For more information, please visit www.missionproduce.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: limitations regarding the supply of avocados, either through purchasing or growing; fluctuations in the market price of avocados; increasing competition; risks associated with doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; inflationary pressures; loss of one or more of our largest customers; general economic conditions or downturns; supply chain failures or disruptions; disruption to the supply of reliable and cost-effective transportation; failure to recruit or retain employees, poor employee relations, and/or ineffective organizational structure; inherent farming risks; seasonality in operating results; failures associated with information technology infrastructure, system security and cyber risks; new and changing privacy laws and our compliance with such laws; food safety events and recalls; failure to comply with laws and regulations, including those promulgated by the USDA and FDA, health and safety laws, environmental laws, and other laws and regulations; changes to trade policy and/or export/import laws and regulations; risks from business acquisitions, if any; lack of or failure of infrastructure; material litigation or governmental inquiries/actions; failure to maintain or protect our brand; changes in tax rates or international tax legislation; risks associated with the ongoing conflict in Russia and Ukraine; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; concentration of control in our executive officers, directors and principal stockholders over matters submitted to stockholders for approval; limited sources of capital appreciation; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; risks related to restrictive covenants under our credit facility, which could affect our flexibility to fund ongoing operations, uses of capital and strategic initiatives, and, if we are unable to maintain compliance with such covenants, lead to significant challenges in meeting our liquidity requirements and acceleration of our debt; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission.
You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Exhibit 99.1
Contacts:
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Jenna Aguilera
Marketing Communications Manager
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(In millions, except for shares)	October 31, 2023	October 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$42.9	$52.8
Restricted cash	0.3	1.1
Accounts receivable
Trade, net of allowances	74.1	62.9
Grower and fruit advances	0.9	1.8
Other	12.4	17.3
Inventory	70.8	73.1
Prepaid expenses and other current assets	9.1	11.1
Income taxes receivable	9.6	8.0
Total current assets	220.1	228.1
Property, plant and equipment, net	523.2	489.7
Operating lease right-of-use assets	72.4	65.4
Equity method investees	31.0	27.1
Deferred income tax assets, net	8.5	8.1
Goodwill	39.4	39.4
Intangible asset, net	0.5	2.0
Other assets	19.7	19.7
Total assets	$914.8	$879.5

Liabilities and Equity
Liabilities
Accounts payable	$27.2	$34.4
Accrued expenses	26.4	30.1
Income taxes payable	1.6	1.0
Grower payables	26.4	24.3
Short-term borrowings	2.8	2.5
Loans from noncontrolling interest holders—current portion	0.5	—
Long-term debt—current portion	3.4	3.5
Operating leases—current portion	6.6	4.7
Finance leases—current portion	2.6	1.2
Total current liabilities	97.5	101.7
Long-term debt, net of current portion	148.6	136.9
Loans from noncontrolling interest holders, net of current portion	2.5	1.0
Operating leases, net of current portion	71.0	63.9
Finance leases, net of current portion	14.7	1.4
Income taxes payable	2.3	3.1
Deferred income tax liabilities, net	23.5	29.4
Other long-term liabilities	26.4	19.2
Total liabilities	386.5	356.6
Equity
Mission Produce shareholders' equity	503.6	502.1
Noncontrolling interest	24.7	20.8
Total equity	528.3	522.9
Total liabilities and equity	$914.8	$879.5

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended October 31,		Years Ended October 31,
(In millions, except for share and per share amounts)	2023	2022	2023	2022
Net sales	$257.9	$238.0	$953.9	$1,045.9
Cost of sales	230.1	211.1	870.6	956.1
Gross profit	27.8	26.9	83.3	89.8
Selling, general and administrative expenses	20.6	19.5	76.4	77.5
Goodwill impairment	—	49.5	—	49.5
Operating income (loss)	7.2	(42.1)	6.9	(37.2)
Interest expense	(3.3)	(2.0)	(11.6)	(5.5)
Equity method income	0.8	1.5	4.0	5.1
Remeasurement gain on business combination with Moruga	—	—	—	2.0
Other income (expense), net	1.1	0.8	(0.2)	4.4
Income (loss) before income taxes	5.8	(41.8)	(0.9)	(31.2)
(Benefit) provision for income taxes	(0.2)	—	2.2	3.7
Net income (loss)	$6.0	$(41.8)	$(3.1)	$(34.9)
Less: Net income (loss) attributable to noncontrolling interest	2.0	0.2	(0.3)	(0.3)
Net income (loss) attributable to Mission Produce	$4.0	$(42.0)	$(2.8)	$(34.6)

Net income (loss) per share attributable to Mission Produce:
Basic	$0.06	$(0.59)	$(0.04)	$(0.49)
Diluted	$0.06	$(0.59)	$(0.04)	$(0.49)

Weighted average shares of common stock outstanding, used in computing diluted earnings per share	70,953,478	70,664,681	70,750,239	70,647,469

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Years Ended October 31,
(In millions)	2023	2022
Operating Activities
Net loss	$(3.1)	$(34.9)
Adjustments to reconcile net loss to net cash provided by operating activities
Provision for losses on accounts receivable	0.1	0.1
Depreciation and amortization	32.8	24.8
Amortization of debt issuance costs	0.2	0.3
Equity method income	(4.0)	(5.1)
Noncash lease expense	5.9	5.3
Stock-based compensation	4.5	3.6
Dividends received from equity method investees	2.7	2.2
Losses on asset impairment, disposals and sales, net of insurance recoveries	1.3	0.4
Deferred income taxes	(6.4)	(0.6)
Goodwill impairment	—	49.5
Remeasurement gain on business combination with Moruga	—	(2.0)
Unrealized losses on foreign currency transactions	1.4	—
Unrealized gains on derivative financial instruments	(0.1)	(4.7)
Other	0.1	0.1
Effect on cash of changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	(10.6)	10.6
Grower fruit advances	0.9	(1.2)
Other receivables	5.0	(2.4)
Inventory	3.0	(15.3)
Prepaid expenses and other current assets	2.0	(0.4)
Income taxes receivable	(1.6)	(1.1)
Other assets	1.0	0.2
Accounts payable and accrued expenses	(8.9)	9.4
Income taxes payable	(0.2)	(1.3)
Grower payables	2.2	2.2
Operating lease liabilities	(3.8)	(4.0)
Other long-term liabilities	4.8	(0.5)
Net cash provided by operating activities	$29.2	$35.2
Investing Activities
Purchases of property, plant and equipment	(49.8)	(61.2)
Proceeds from sale of property, plant and equipment	0.2	3.0
Cash acquired in consolidation of Moruga	—	4.3
Investment in equity method investees	(2.1)	(0.4)
Purchase of other investment	(2.3)	—
Loan repayments from equity method investees	—	3.0
Other	(0.1)	(0.1)
Net cash used in investing activities	$(54.1)	$(51.4)
Financing Activities
Borrowings on revolving credit facility	145.0	80.0
Payments on revolving credit facility	(130.0)	(40.0)
Proceeds from short-term borrowings	2.8	2.5
Repayment of short-term borrowings	(2.5)	—
Principal payments on long-term debt obligations	(3.5)	(63.3)
Principal payments on finance lease obligations	(2.6)	(1.2)
Payments for long-term supplier financing	(0.1)	—

MISSION PRODUCE, INC.

	Years Ended October 31,
(In millions)	2023	2022
Proceeds from loan from noncontrolling interest holder	2.0	—
Purchase and retirement of common stock	(0.6)	—
Taxes paid related to shares withheld from the settlement of equity awards	(0.5)	—
Exercise of stock options	0.1	0.1
Payment of debt issuance, restructuring or extinguishment fees	—	(0.8)
Equity contributions from noncontrolling interest holders	4.2	0.9
Net cash provided by (used in) financing activities	$14.3	$(21.8)
Effect of exchange rate changes on cash	(0.1)	(0.3)
Net decrease in cash, cash equivalents and restricted cash	(10.7)	(38.3)
Cash, cash equivalents and restricted cash, beginning of period	53.9	92.2
Cash, cash equivalents and restricted cash, end of period	$43.2	$53.9

Summary of cash, cash equivalents and restricted cash reported within the consolidated balance sheets:
Cash and cash equivalents	$42.9	$52.8
Restricted cash	0.3	1.1
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	$43.2	$53.9

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconcile the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted Net Income

	Three Months Ended October 31,		Years Ended October 31,
(In millions, except for per share amounts)	2023	2022	2023	2022
Net income (loss) attributable to Mission Produce	$4.0	$(42.0)	$(2.8)	$(34.6)
Stock-based compensation	1.3	1.0	4.5	3.6
Unrealized loss (gain) on derivative financial instruments	0.7	(1.5)	2.3	(6.0)
Foreign currency transaction loss (gain)	(0.8)	0.9	1.8	2.0
Asset impairment and disposals, net of insurance recoveries	0.1	0.2	1.3	0.4
Farming costs for nonproductive orchards(1)	1.0	0.4	3.8	1.5
ERP costs(2)	0.5	0.8	2.2	4.6
Executive severance	1.3	—	1.3	—
Transaction costs	—	0.1	0.3	0.6
Amortization of inventory adjustment recognized from business combination	—	0.4	0.7	0.4
Amortization of intangible asset recognized from business combination	0.3	—	1.5	—
Goodwill impairment(3)	—	49.5	—	49.5
Remeasurement gain on business combination with Moruga(3)	—	—	—	(2.0)
Tax effects of adjustments to net loss attributable to Mission Produce(4)	(0.7)	(0.4)	(4.1)	(1.3)
Nonrecurring discrete tax charge(5)	—	—	1.8	—
Noncontrolling interest(6)	(0.2)	(0.2)	(1.3)	(0.2)
Mission Produce adjusted net income	$7.5	$9.2	$13.3	$18.5
Mission Produce adjusted net income per diluted share	$0.11	$0.13	$0.19	$0.26
(1)During the three months ended October 31, 2023, $0.5 million related to blueberry orchards and $0.5 million related to avocado orchards. During the twelve months ended October 31, 2023, $2.0 million related to the blueberry orchards and $1.8 million related to avocado orchards. All costs in fiscal 2022 were related to avocado orchards.
(2)Includes recognition of deferred implementation costs for both periods. Amounts for for fiscal year 2022 also included non-recurring post-implementation process reengineering costs.
(3)Neither deductible nor taxable for income tax purposes.
(4)Tax effects are calculated using applicable rates that each adjustment relates to.
(5)The Company recorded a discrete charge to income tax expense related to a statutory case in Mexico during fiscal 2023.
(6)Represents net income or loss attributable to noncontrolling interest plus the impact of tax-effected non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Adjusted EBITDA

	Three Months Ended October 31,		Years Ended October 31,
(In millions)	2023	2022	2023	2022
Marketing and Distribution adjusted EBITDA	$10.8	$4.0	$40.1	$23.5
International Farming adjusted EBITDA	1.1	12.2	3.1	23.3
Blueberries adjusted EBITDA	5.4	1.0	5.2	0.8
Total reportable segment adjusted EBITDA	17.3	17.2	$48.4	$47.6
Net income (loss)	6.0	(41.8)	(3.1)	(34.9)
Interest expense	3.3	2.0	11.6	5.5
(Benefit) provision for income taxes	(0.2)	—	2.2	3.7
Depreciation and amortization(1)	10.0	7.6	32.8	24.8
Equity method income	(0.8)	(1.5)	(4.0)	(5.1)
Stock-based compensation	1.3	1.0	4.5	3.6
Executive severance	1.3	—	1.3	—
Asset impairment and disposals, net of insurance recoveries	0.1	0.2	1.3	0.4
Farming costs for nonproductive orchards	0.5	0.4	1.8	1.5
ERP costs(2)	0.5	0.8	2.2	4.6
Transaction costs	—	0.1	0.3	0.6
Amortization of inventory adjustment recognized from business combination	—	0.4	0.7	0.4
Goodwill impairment	—	49.5	—	49.5
Remeasurement gain on business combination with Moruga	—	—	—	(2.0)
Other (income) expense, net	(1.1)	(0.8)	0.2	(4.4)
Noncontrolling interest(3)	(3.6)	(0.7)	(3.4)	(0.6)
Total adjusted EBITDA	$17.3	$17.2	$48.4	$47.6
(1)Includes depreciation and amortization of purchase accounting assets of $0.6 million and $2.4 million for the three and twelve months ended October 31, 2023, respectively, and $0.9 million and $1.4 million for the three and twelve months ended October 31, 2022, respectively.
(2)Includes recognition of deferred implementation costs for both periods, and for the three and twelve months ended October 31, 2022, non-recurring post-implementation process reengineering costs are also included.
(3)Represents net income or loss attributable to noncontrolling interest plus the impact of non-GAAP adjustments, allocable to the noncontrolling owner based on their percentage of ownership interest.

MISSION PRODUCE, INC.
Other Information (Unaudited)
Segment Sales

	Marketing and Distribution	International Farming	Blueberries	Total	Marketing and Distribution	International Farming	Blueberries	Total
	Three Months Ended October 31,
(In millions)	2023				2022
Third party sales	$236.2	$2.2	$19.5	$257.9	$221.2	$6.4	$10.4	$238.0
Affiliated sales	—	38.1	—	38.1	—	33.4	—	33.4
Total segment sales	236.2	40.3	19.5	296.0	221.2	39.8	10.4	271.4
Intercompany eliminations	—	(38.1)	—	(38.1)	—	(33.4)	—	(33.4)
Total net sales	$236.2	$2.2	$19.5	$257.9	$221.2	$6.4	$10.4	$238.0
	Years Ended October 31,
	2023				2022
Third party sales	$889.9	$11.6	$52.4	$953.9	$1,016.1	$19.1	$10.7	$1,045.9
Affiliated sales	—	78.6	—	78.6	—	95.6	—	95.6
Total segment sales	889.9	90.2	52.4	1,032.5	1,016.1	114.7	10.7	1,141.5
Intercompany eliminations	—	(78.6)	—	(78.6)	—	(95.6)	—	(95.6)
Total net sales	$889.9	$11.6	$52.4	$953.9	$1,016.1	$19.1	$10.7	$1,045.9

Avocado Sales

	Three Months Ended October 31,		Years Ended October 31,
	2023	2022	2023	2022
Pounds of avocados sold (millions)	162.4	169.2	654.4	584.3
Average sales price per pound	$1.39	$1.28	$1.30	$1.71

Sales by Type

	Three Months Ended October 31,		Years Ended October 31,
(In millions)	2023	2022	2023	2022
Avocado	$225.0	$216.9	$851.1	$998.4
Other	32.9	21.1	102.8	47.5
Total net sales	$257.9	$238.0	$953.9	$1,045.9